Exhibit 99.1
[Kansas Gas Service Logo]	News

May 15, 2006	Analyst Contacts: Dan Harrison
918-588-7950
Media Contact: Al Walker
913-319-8702

Kansas Gas Service Seeks Rate Change

OVERLAND PARK, Kan. -- May 15, 2006 -- Kansas Gas Service Company, a division of ONEOK, Inc. (NYSE: OKE), announced today that it has filed a request with the Kansas Corporation Commission to increase its annual revenues by $73.3 million. Since its last rate case in 2003, the company has invested approximately $170 million in its natural gas distribution system to provide service for 642,000 Kansas customers.

"In addition to the investments we've made to improve our natural gas distribution system, we have also incurred significant increases in costs associated with employee medical and pension benefits and property taxes," said Brad Dixon, president of Kansas Gas Service.

The company's filing also proposes a new residential rate structure, which provides two "customer-choice" options for customers wanting to manage their natural gas bills. Customers who typically consume larger amounts of natural gas would have the option of choosing a rate plan with a higher monthly service charge, but with a lower per-unit delivery charge. Customers whose natural gas usage is lower could choose a lower monthly service charge, but with a higher per-unit delivery charge. Kansas Gas Service will assist customers in determining which rate plan is the most appropriate, based on their historical consumption and usage patterns.

"We believe this rate filing provides value for Kansas Gas Service and its customers," said Dixon. "Customers want the ability to manage their natural gas utility costs, and we need the ability to earn a fair return on the investments we've made to provide our customers with responsive, safe and reliable service." As part of its filing for additional revenues to recover its costs and investments, the company is seeking an 8.87 percent return on its rate base and an 11.25 percent return on equity.

This is the company's first request in three years for a rate increase. If approved, an average residential customer's bill would increase by approximately $7.65 per month.

The Kansas Corporation Commission has 240 days to issue a ruling on Kansas Gas Service's application. A copy of the filing is available on the company's Web site.

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Kansas Gas Service provides clean, reliable natural gas to more than 642,000 customers in 341 communities in Kansas. It is a division of ONEOK, Inc. (NYSE: OKE), a diversified energy company. ONEOK is the general partner and owns 45.7 percent of Northern Border Partners, L.P. (NYSE:NBP), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the mid-continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance; management's plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances.